Exhibit 10.1

PURCHASE AND SALE AGREEMENT

(Commercial)

This PURCHASE AND SALE AGREEMENT made as of the 29th day of April, 2005 (this “Agreement”), by and between LB FEBRUARY 2005 NAGOG PARK DRIVE LLC, a Massachusetts limited liability company (“Seller”), having an address in care of TriMont Real Estate Advisors, Inc. (“TriMont”), Monarch Tower, 3424 Peachtree Road NE, Suite 2200, Atlanta, GA 30326, and SeaChange International, Inc., a Delaware corporation having an address at 124 Acton St., Maynard, MA 01754 (“Buyer”)

W I T N E S S E T H :

1. Property To Be Conveyed. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, that certain real property situated in the Town of Acton, County of Middlesex, Commonwealth of Massachusetts, known as 50 Nagog Park Drive, which property is more particularly described in Schedule A attached hereto, incorporated herein and made a part hereof (the “Land”), together with:

(a) all right, title and interest of Seller in and to all buildings, structures and other improvements located thereon (the “Improvements”);

(b) all right, title and interest of Seller in and to all easements, rights, interests, claims and appurtenances, if any, in any way belonging or appertaining to the Land or the Improvements;

(c) all right, title and interest of Seller in and to all adjoining streets, alleys and other public ways (before or after vacation thereof), if any;

(d) all right, title and interest of Seller in and to all fixtures, equipment and personal property, if any, as of the Closing Date (defined below), attached or appurtenant to, or located on or in, the Land or the Improvements and used in connection with the operation, maintenance or management thereof (the “Personal Property”);

(e) all right, title and interest of Seller in and to (i) all leases, licenses and other agreements for use or occupancy of the Land and the Improvements, or any part thereof (the “Leases”), and (ii) all security, advance rental or other deposits made under the Leases and held by Seller, it being understood that the Property is vacant and the Seller is not a party to any Leases and holds no interest in any related deposits;

(f) all right, title and interest of Seller in and to (i) all service, maintenance, utility, management and other similar contracts and agreements related or pertaining to the operation, maintenance or management of the Land and the Improvements (the “Operating Contracts”), (ii) all certificates of occupancy or use and all other permits, licenses, consents and authorizations held in connection with the ownership, use, occupancy or operation of the Land and the Improvements, if any and if in Seller’s possession or control, all warranties, guaranties and agreements relating or pertaining to the Land, the Improvements and the Personal Property which will not have expired prior to the Closing Date, if any and if in Seller’s possession and control (as hereinafter defined), and (iii) all drawings, plans, site plans, specifications and renderings in respect of the Land and the Improvements (excluding all appraisals and environmental site assessments and reports), to the extent they exist and are held by Seller and to the extent any of the foregoing is assignable to Buyer (it being acknowledged by Buyer that any appraisal obtained by Seller is not assignable by its terms) (collectively, with the Operating Contracts, the “Operating Documents”); and

(g) all other rights, privileges and benefits owned by Seller and in any way related or appertaining to any of the above-described property, if any.

The Land, together with the Improvements and the rights and interests described in clauses (b) and (c) above, are hereinafter sometimes referred to, collectively, as the “Real Property”, the Leases and the Operating Documents are hereinafter sometimes referred to, collectively, as the “Property Documents” and the Real Property, the Personal Property and the Property Documents, together with all other rights, privileges and benefits described above, are hereinafter sometimes referred to, collectively, as the “Property”.

2. Condition of Property. The Property shall be sold and conveyed strictly on an “as is”, “where is” and “with all faults and defects” basis, without representation, warranty or covenant, express, implied or statutory, of any kind whatsoever, including, without limitation, representation, warranty or covenant as to condition (structural, environmental, mechanical or otherwise), past or present use, construction, development, lease performance, investment potential, tax ramifications or consequences, income, compliance with law, habitability, tenancies, merchantability or fitness or suitability for any purpose, all of which are hereby expressly disclaimed. Without limiting the generality of the foregoing, Buyer acknowledges that Seller has made no representations, warranties or covenants as to the compliance of the Property with any federal, state, municipal or local statutes, laws, bylaws, rules, regulations, codes or ordinances, including, without limitation, those pertaining to construction, rent control, building and health codes, land use (or permits issued in connection therewith), zoning, lead paint, urea formaldehyde foam insulation, asbestos, hazardous or toxic wastes or substances, pollutants, contaminants or other environmental matters. Buyer and Seller also acknowledge that the purchase price reflects and takes into account the fact that the property is being sold “as is, where is and with all faults and defects.” Buyer shall confirm the aforesaid acknowledgments in writing as of the Closing Date.

Upon closing, Buyer shall assume the risk that adverse matters, including but not limited to any and all construction defects and adverse physical and environmental conditions, if any, may not have been revealed by Buyer’s investigations (as otherwise provided in this Agreement) and Buyer, upon closing, shall be deemed to have waived, relinquished and released Seller and Seller’s Members, Managers, employees, representatives and agents, from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) of any and every kind or character, known or unknown which Buyer might have or could have asserted or alleged as a basis for termination or adjustment of this Agreement or which Buyer may have asserted or alleged against Seller and/or Seller’s Members, Managers, employees, representatives and agents) at any time by reason of or arising out of any latent or patent construction defects or physical conditions, violations of any applicable laws, bylaws, orders, rules, codes, regulations, publications and any and all other acts, omissions, events, circumstances or matters of any nature whatsoever regarding or with respect to the Property.

The provisions of this paragraph 2 shall survive the closing and the delivery of the Deed (as hereinafter defined) or any expiration or termination of this Agreement.

3. Assumption and Release.

(a) Buyer hereby acknowledges and agrees that Buyer shall accept conveyance of the Real Property subject to the Property Documents. Without limiting the generality of anything set forth in this Agreement, Buyer shall execute and deliver to Seller, at closing, an agreement or agreements pursuant to which Buyer shall (i) acknowledge that it has accepted the Property without any representation, warranty or covenant, express, implied or statutory, of any kind whatsoever, including, without limitation, any representation, warranty or covenant with respect to the Property Documents and (ii) assume all obligations and liabilities of Seller with respect to the Property, including, without limitation, Seller’s obligations with respect to security deposits under the Leases.

(b) Buyer further acknowledges that Seller has made no representation with respect to, and shall have no liability to Buyer on account of, any and all obligations, claims, demands, causes of action, liabilities, losses, damages, judgments, penalties and costs and expenses (including, without limitation, court costs and attorneys’ fees and expenses) which may be imposed upon, asserted against or incurred or paid by Buyer, or for which Buyer may become obligated or liable, by reason of, on account of or in connection (i) any violation or alleged violation of any Environmental Law (as hereinafter defined) or any proceedings related thereto relating to the Property, (ii) the presence of any Hazardous Substances (as hereinafter defined) in, on, under or about all or any part of the Property, (iii) any actual or threatened release, discharge, spillage, seepage or filtration of any Hazardous Substances in, on, under, about or from the Property, (iv) the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use or disposal of any Hazardous Substances in, on, under, about or from all or any part of the Property, and (v) any threatened, proposed or actual cleanup or other protective, removal or remedial action relating to any Hazardous Substances, whether pursuant to any Environmental Law or otherwise, except to the extent that any of the foregoing is or was caused by Seller. As used herein, (i) the term “Environmental Law” shall mean and refer to any law, ordinance, rule, regulation, order, judgment, injunction or decree relating to pollution, Hazardous Substances or environmental protection (including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, M.G.L.A. c. 21E, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto), whether now existing or hereafter enacted or promulgated, as they may be amended from time to time, and (ii) the term “Hazardous Substances” shall mean and refer to and include but not be limited to any and all pollutants, contaminants, toxic or hazardous wastes or substances or any other substances that might pose a hazard to health or safety, including but not be limited to any substances which because of their quantitated concentration, chemical or active, flammable, explosive, infectious or other characteristics, constitute or may be reasonably expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

(c) Buyer agrees that if at any time after the Closing, any third party or any governmental agency seeks to hold Buyer responsible for the presence of, or any loss, cost or damage associated with, Hazardous Substances in, on, above or beneath the Property or emanating therefrom, Buyer waives any rights it may have against the Seller (which term, as used in this paragraph, shall include Seller and its Members, Managers, employees, representatives and/or agents) in connection therewith including, without limitation, under any Environmental Law, and Buyer agrees that it shall not (i) implead the Seller; (ii) bring a contribution action or similar or other action against the Seller, or (iii) attempt in any way to hold the Seller responsible with respect to any such matter.

(d) Buyer understand that portions of the Property may have been painted, plastered or glazed with point or other material containing lead. Buyer further understands that in the event a child or children under the age of six becomes a resident in the Property, Buyer may incur obligations to remove any materials which may contain dangerous levels of lead under MGLA c. 111, Section 196, as amended, and Buyer agrees to accept and assume all such obligations. Buyer acknowledges that Seller has provided Buyer with a copy of the Childhood Lead Poisoning Prevention Program (CLPPP) Property Transfer Lead Point Notification package from the Massachusetts Department of Public Health concerning lead paint and that Buyer has signed the Property Transfer Notification Certification. Seller has disclosed to Buyer any information known to Seller about the presence of point, plaster, soil or other materials containing dangerous levels of lead in the premises and has informed Buyer about the availability of inspections for dangerous levels of lead.

(e) The provisions of this paragraph 3 shall survive the closing and the delivery of the Deed or any expiration or termination of this Agreement.

4. Due Diligence Period.

(a) During the period (the “Due Diligence Period”) commencing on the date hereof and terminating on the earlier of

(i) (A) May 26, 2005 or (B) such earlier date as Buyer may designate in a written notice (the “Completion Notice”) stating that Buyer has elected that the Due Diligence Period has concluded (either, the “Due Diligence Termination Date”), or

(ii) delivery by Buyer to Seller of the Due Diligence Termination Notice (as hereinafter defined), Buyer, its employees, agents and independent contractors shall have the right to enter upon the Real Property, upon reasonable notice to Seller, for the purposes of conducting, at Buyer’s expense, such studies, surveys, inspections and tests pertaining to the structure and condition of the Real Property and the Personal Property (including, without, limitation, all components and systems constituting the Property) as Buyer desires to conduct. In addition, subject to the remainder of this paragraph, Buyer shall have the right to conduct any environmental inspections, tests or audits which Buyer desires to conduct (the above-referenced studies, surveys, inspections and tests pertaining to the structure and condition of the Real Property and the Personal Property and the environmental inspections, tests and audits being hereinafter collectively referred to as the “Studies”), the cost of which shall be borne by Buyer, and Seller shall cooperate with all reasonable requests of Buyer, its employees, agents and independent contractors in conducting the Studies provided, however, that Buyer shall not perform any sampling or testing of environmental media at the Property until Seller has approved the scope and methods of Buyer’s sampling and testing. To this end, Buyer shall present to Seller a reasonably detailed description of the sampling, testing and methods proposed to be performed which includes the sampling locations and analysis to be made, prepared by the engineering firm to be engaged by Buyer to perform such work (and, if requested by Seller, copy of any Phase I Environmental Report previously obtained by Buyer) for Seller’s review and approval. If Seller disapproves such testing, Buyer’s sole remedy shall be to terminate this Agreement, in which the Deposit shall be reimbursed to Buyer and this Agreement shall be null and void and neither party shall have any further obligations hereunder except for those obligations that expressly survive the termination of this Agreement, except for those that expressly survive the termination of this Agreement. If Seller approves such testing, then Buyer shall be permitted to cause such sampling and testing to be performed but only to the extent approved by Seller. All such tests, examinations or inspections involving borings, drillings, penetration or other invasion of the Property shall be conducted only after Buyer shall have obtained Seller’s consent (which Seller shall not unreasonably withhold or delay). Seller shall have the right to be present during any such tests, examinations or inspections described in the preceding paragraph. Buyer shall, and does hereby covenant and agree with Seller, that Buyer shall repair any and all damage caused by the activities of Buyer and/or its agents, contractors and representatives on the Property and shall indemnify, defend and hold Seller harmless from any actions, suits, liens, claims, damages, expenses, losses, liability arising out of, related to or in connection with any such entry, sampling, testing or investigation by Buyer or its appointed agents, representatives or independent or other contractors and/or any acts performed in exercising Buyer’s rights under this paragraph including, without limitation, any rights or claims of materialmen or mechanics to liens on the Property but excluding matters merely discovered by and not caused by Buyer, its agents or contractors. During the Due Diligence Period, Seller shall make available to Buyer, its employees, agents and attorneys, for inspection, review and copying, at the office of Seller’s attorney or, at Seller’s option, its management company, the Property Documents and such other information and documentation with respect to the Real Property and the Personal Property as Buyer shall reasonably request (other than appraisals and environmental site assessments and reports); provided, however, that the furnishing to Buyer of the Property Documents and such other information and documentation shall in no way be construed as a representation, warranty or covenant as to the accuracy, validity, completeness or suitability thereof, any such representation, warranty or covenant being specifically disclaimed by Seller as provided herein.

(b) In addition to and without limiting the generality and the indemnification and hold harmless provisions of paragraph 4(a) hereof, Buyer shall further indemnify, protect and save, Seller, TriMont and JLS Investments, Inc., 206 South Rogers, Suite 204, Waxahachie, Texas 75165, and their respective directors, officers, shareholders, employees, affiliates, attorneys, agents, successors and assigns (individually and collectively, “Indemnitees”), and hold Indemnitees forever harmless, from and against, and reimburse Indemnitees for, any and all obligations, claims, demands, causes of action, liabilities, losses, damages, judgments, penalties and costs and expenses (including, without limitation, court costs and attorneys’ fees and expenses) which may be imposed upon, asserted against or incurred or paid by Indemnitees, or for which Indemnitees may become obligated or liable, by reason of, on account of or in connection with Buyer’s and its employees’, agents’ and independent contractors’ access to, entry upon or use of the Real Property or the Personal Property or the performance of any of the Studies, including, without limitation, any such liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses by reason of:

(i) any injury to or death of persons or loss of or damage to property;

(ii) the performance of any labor or services for the account or benefit of Buyer with respect to the Real Property or the Personal Property; or

(iii) the release, escape, discharge, emission, spillage, seepage or leakage on or from the Real Property or the Personal Property of any Hazardous Substances introduced to the Property by Buyer.

(c) In exercising its rights under this paragraph, Buyer shall not unreasonably interfere with the operation of the Real Property or the Personal Property or with any business being conducted thereon. Promptly after completion of the Studies, Buyer shall restore the Property to the condition that it was in immediately prior to the commencement thereof.

(d) In the event that Buyer shall not be satisfied with any of the Property Documents or the results of any of the Studies, Buyer shall have the right, on or prior to 5:00 p.m. on the Due Diligence Termination Date, to give Seller notice (the “Due Diligence Termination Notice”) of Buyer’s intention not to proceed with the consummation of the transaction contemplated by this Agreement, which Due Diligence Termination Notice shall be accompanied by any and all Property Documents and other information or documentation obtained or prepared by or made available to Buyer in connection with its investigation of the Property (including all copies and abstracts thereof) and by copies (with professional certification in favor of Seller by any party responsible for the production or creation thereof) of all written reports, documents and results obtained or prepared by or made available to Buyer as a result of the Studies or otherwise (collectively, the “Due Diligence Materials”). Upon receipt by Seller of the Due Diligence Termination Notice and the Due Diligence Materials, this Agreement shall forthwith terminate and shall be null and void and of no further force and effect, and, except as otherwise provided herein, Seller and Buyer shall be released and discharged from all further obligation and liability under this Agreement, except that Seller shall cause the Deposit (as hereinafter defined) to be promptly returned to Buyer and the parties shall be bound by such other provisions of this Agreement as are stated to expressly survive the termination hereof. In the event that the Due Diligence Termination Notice and the Due Diligence Materials are not given to Seller on or prior to the Due Diligence Termination Date, or in the event that Buyer delivers a Completion Notice, Buyer shall be conclusively deemed to be satisfied with the Property and the condition and all aspects and attributes thereof except for matters which first arise after the end of the Due Diligence Period or which are otherwise noted as qualifications to Seller’s required “bring down” certificate referred to in Section 10(b)(ix).

(e) The obligations and indemnity of Buyer set forth in this paragraph 4 shall survive the closing and the delivery of the Deed or any expiration or termination of this Agreement.

5. Financing. This Agreement is NOT contingent upon the ability of Buyer to obtain financing of any kind to finance Buyer’s acquisition of the Property.

6. Purchase Price.

(a) The purchase price for the Property is EIGHT MILLION NINE HUNDRED TWENTY-FIVE THOUSAND and 00/100 DOLLARS ($8,9250,000.00) (the “Purchase Price”), payable as follows (subject to the terms and conditions of paragraph (b) below):

(i) The sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00), by wire transfer or by certified check payable to the order of Law Offices of Stanley A. Brooks, 25 Walnut Street, 3rd Floor, Wellesley, MA 02481 as escrow agent (the “Escrow Agent”), due within three (3) days of execution and delivery of this Agreement by Buyer to Seller, and in any event not later than May 2, 2005 (together with any interest thereon, being hereinafter referred to as the “Initial Deposit”); and

(ii) The sum of EIGHT MILLION FOUR HUNDRED TWENTY-FIVE THOUSAND and 00/100 DOLLARS ($8,4250,000.00) (the “Closing Sum”), by wire transfer of immediately available funds transferred to the order or account of Seller or such other person as Seller may designate in writing, for receipt by the bank designated by Seller not later than 1:00 PM Eastern Daylight or Standard (as applicable) Time or, at Seller’s option, by certified check payable to the order of Seller, at closing, which sum shall be increased or decreased as a result of closing adjustments made pursuant to paragraph 8 hereof. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that uncertified attorney’s trustee or so-called clients’ account or conveyancing account checks will not be accepted by Seller and that Seller has no obligation to accept any uncertified attorney’s trustee or so-called clients’ account or conveyancing account checks.

(b) The Deposit shall be held by the Escrow Agent pursuant to the provisions of paragraph 7 below.

7. Deposit; Terms of Escrow.

(a) By its execution of this Agreement, the Escrow Agent acknowledges receipt, subject to collection, of any portion of the Deposit due on or prior to execution and delivery of this Agreement by Buyer to Seller, in the form required to be delivered pursuant to this Agreement. If any portion of the Deposit required to be delivered to the Escrow Agent after such execution and delivery is not received by the Escrow Agent when due or is not in the form required to be delivered pursuant to this Agreement, the Escrow Agent shall immediately notify Seller thereof.

(b) The Deposit shall be held in escrow by the Escrow Agent according to the terms and conditions set forth on Schedule C until the closing or until this Agreement is otherwise terminated, at which time it shall, subject to the provisions of Schedule C, be delivered to Seller or returned to Buyer, as the case may be. The interest accrued and paid shall be shared equally by Buyer and Seller upon release therefrom from escrow.

(c) The Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice, or instrument in connection with the provisions of this Agreement, has been duly authorized to do so. The Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument, writing, notice, advice or other document deposited in escrow or delivered to Escrow Agent, nor as to the identity, authority or right of any person executing the same. However, the Escrow Agent may reasonably rely upon the validity of any judgment, order, decree, certificate, notice, request, consent, statement or other instrument delivered to it in connection with its activities as escrow agent under this Agreement.

(d) The Escrow Agent shall acknowledge agreement to these provisions by signing in the place indicated on the signature page of this Agreement and Buyer and Seller warrant and represent that the Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and that no implied duties or obligations shall be read into this Agreement or Schedule C hereto against the Escrow Agent or to be performed by Escrow Agent and Buyer and Seller further warrant and represent to each other and to the Escrow Agent that they understand and agree that Escrow Agent is acting as an accommodation party only.

(e) Unless the Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty or willful misconduct with regard to its duties under this Agreement, as an inducement to Escrow Agent to enter into this Agreement and assume its duties as provided herein, Seller and Buyer shall, jointly and severally, indemnify the Escrow Agent and hold it harmless from and against and all claims, costs, expenses, liabilities, losses, demands, actions, causes of actions, suits or proceedings of any nature whatsoever, at law or in equity, and any and all other expenses, fees or charges of any character or nature, including, without limitation, such attorneys’ fees, costs and disbursements as may be incurred by Escrow Agent and any and all other expenses, fees, costs and charges which Escrow Agent may incur by reason of its acting as Escrow Agent under this Agreement, including the cost of defense of any such actions, claims, suits and demands and of resisting any claim against Escrow Agent in such capacity.

8. Prorations, Credits and Adjustments.

(a) The following items shall be prorated as of the Closing Date:

(i) Current real estate and personal property taxes and any other water, sewer or other municipal use or improvement tax, charge or other assessment affecting the Property, in accordance with the custom of the Bar in the County in which the Property is located and Buyer hereby agrees to assume all non-delinquent assessments affecting the Property whether special or general;

(ii) Water, electricity, gas and other utilities and services shall be prorated based upon the last reading of meters prior to the Closing. Seller shall endeavor to obtain meter readings on the date before the Closing and, if such readings are obtained, there shall be no proration of such items. Seller shall pay at Closing the bills therefor for the period ending on the day preceding the Closing Date, and Buyer shall pay the bills therefor for the bills subsequent thereto. If the utility company will not issue separate bills, Buyer shall receive a credit against the purchase price for Seller’s portion and will thus assume and pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities no more than 30 days in advance in the ordinary course of business, then Buyer shall be charged its portion of such payment at Closing. Utility deposits shall not be subject to proration, rather, Seller shall be entitled to refunds of any deposits it has made, and Buyer shall be responsible for posting its own deposits;

(iii) Rents – as the Property is vacant, no rents will be prorated;

(iv) Fuel and other supplies, if any, on hand and paid for, at the then current price therefor;

(v) Charges and expenses, whether current or prepaid, under the Property Documents then in effect; and

(vi) All other items of revenue and expense which, by custom and practice, are prorated between sellers and purchasers of real property similar in kind to the Property, including, without limitation, the Operating Contracts, which shall be prorated on a per diem basis.

(b) Seller shall, to the extent required in connection with the recording of the Deed, pay all conveyance taxes imposed by the Commonwealth. In addition, Seller shall, on the Closing Date, give to Buyer a credit against the Purchase Price in an amount equal to all contributions and revenues, if any, whether in the form of rent escalations or adjustments or otherwise, then paid by tenants and occupants of the Property and intended to reimburse or compensate the landlord for taxes and operating expenses that are the responsibility of Buyer pursuant to the prorations described in subparagraph (a) above, to the extent accrued for and not yet applied to the payment of such taxes and operating expenses.

(c) If the amount of any tax, charge or assessment is undetermined on the Closing Date, the last determined tax, charge or assessment shall be used for the purpose of the proration described in subparagraph (a) above, with a reapportionment as soon as the new rate is determined. In the event that, after the Closing Date, any of such taxes, charges or assessments shall be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties, provided that neither party shall be obligated to institute or prosecute proceedings for an abatement, unless otherwise provided herein. The provisions of this subparagraph shall survive the closing and the delivery of the Deed.

(d) In the absence of error or omission, all prorations, adjustments and credits made and determined as herein provided shall be final as of the Closing Date, unless otherwise specified herein. If, subsequent to the Closing Date, an error or omission in the determination or computation of any of the prorations, adjustments and credits shall be discovered, then, immediately upon discovery thereof, the parties hereto shall make the appropriate adjustments required to correct such error or omission. The provisions of this subparagraph shall survive the closing and the delivery of the Deed.

(e) Each party shall pay all its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (i) all costs and expenses stated herein to be borne by a party, and (ii) all of their respective accounting, legal, appraisal and other costs and fees. Buyer, in addition to its other expenses, shall pay at Closing, (1) all recording charges incident to the recording of the Deed to the Real Property; (2) the premium for Buyer’s Title Insurance policy, and (3) one-half of the escrow fee of the Escrow Agent, which in no event shall exceed $500.00. Seller, in addition to its other expenses, shall pay at Closing, all recording charges incident to the recording of any instruments to discharge or remove encumbrances not approved (or deemed approved) by Buyer and one-half of the escrow fee of the Escrow Agent.

9. Title and Possession.

(a) Seller shall, at closing, convey to Buyer good and clear record and marketable title in and to the Real Property, as set forth in Paragraph 11 of this Agreement, subject only to taxes and assessments which become due and payable after the Closing Date, which taxes and assessments Buyer assumes and agrees to pay as part of the consideration for the transfer of the Property, and to the exceptions to title set forth in Schedule B attached hereto, incorporated herein and made a part hereof. Buyer’s obligations with respect to the payment of such taxes and assessments shall survive the closing and the delivery of the Deed.

(b) Buyer shall be solely responsible for and shall secure, at its sole option and its sole cost and expense, a title commitment (“Title Commitment”) from a title insurance or other title company of its choosing and/or a survey (“Survey”) of the Property and shall, in accordance with the provisions of paragraph 11 hereof provide the written notice to Seller required thereby of any objections with respect thereto (“Buyer’s Title Objection Notice”) indicating in reasonable detail the nature and reasons for Buyer’s objections and including with such notice a copy of the Title Commitment and Survey together with copies of any documents containing matters objected to in such notice. Failure to give such notice shall constitute Buyer’s approval of (i) all title and survey matters disclosed in the existing title policy, survey and other title matters, if any, with respect to the Property to be delivered by Seller to Buyer, and (ii) all matters set forth in the Title Commitment and the Survey.

(c) Seller shall, at closing, deliver possession of the Real Property and the Personal Property to Buyer, in the same condition which existed as of the date of this

Agreement, reasonable wear and tear excepted and free and clear of any rights or claimed rights of tenancy or occupancy to the Property or portions thereof.

10. Closing.

The closing of title under this Agreement shall be held at the office of Seller’s local counsel, Stanley A. Brooks, 25 Walnut Street, 3rd Floor, Wellesley, MA 02481 or at such other place as the parties hereto shall mutually agree, at 10:00 AM, on the earliest of (x) June 9, 2005, (y) so long as Buyer either shall have delivered a Completion Notice or shall not have delivered a Due Diligence Termination Notice prior to the end of the Due Diligence Period, the first business day that is not a Friday and that is not less than five (5) days after delivery by Buyer to Seller of a notice designating a date for closing of title pursuant to and consistent with this Paragraph 10(y); or (z) such earlier date as shall be agreed upon by the parties hereto. The date on which such closing of title shall take place, as the same may be extended pursuant hereto, is herein sometimes referred to as the “Closing Date”. The terms “closing”, “closing of title”, and words of similar import are used interchangeably in this Agreement, as the context may require, to mean the event of consummation of the purchase and sale of the Property.

(a) At closing, Seller shall, in addition to any other documents or items required to be delivered by Seller under this Agreement, deliver to Buyer:

(i) A quit-claim deed, in form suitable for recording, conveying such title as Seller possesses to the Real Property (the “Deed”) subject to encumbrances, exceptions and other matters as described on Schedule B and Schedule B-1 attached hereto and incorporated herein by reference;

(ii) One or more bills of sale and/or assignments conveying the Personal Property and the Property Documents, without representations, warranties or covenants of any kind whatsoever;

(iii) An affidavit of Seller dated as of the Closing Date that, to the best of Seller’s knowledge, (A) no services have been performed or materials supplied (other than in connection with any investigation of the Property by or on behalf of Buyer) with respect to the Real Property during the ninety (90) days immediately preceding the Closing Date for which mechanic’s or materialman’s lien rights may exist and for which payment in full has not been made (or, in the event that any such services shall have been performed or materials delivered within said ninety (90) day period and not been paid for in full, waivers of mechanic’s and materialman’s liens as a result thereof), and (B) no tenants or other parties are in or claim or assert rights to possession of the Real Property;

(iv) A certified check or check in other form satisfactory to the applicable governmental authority to pay State excise stamp taxes;

(v) Originals or, if no originals exist, copies of the Property Documents, to the extent possessed by Seller;

(vi) A certification of non-foreign status in the form required by law;

(vii) Evidence satisfactory to Purchaser and to Purchaser’s title insurance company (the “Title Company”) that all necessary corporate approvals have been obtained with respect to Seller’s authority and the authority of the signatory on behalf of Seller to convey the Property pursuant to this Agreement;

(viii) Affidavits sufficient for the Title Company to delete any exceptions for parties in possession or mechanics or materialmen’s liens from the commitment for owner’s title insurance (the “Title Insurance”);

(ix) A “bring down” certificate restating as of the Closing date all of Seller’s representations and warranties contained herein;

(x) An original of a Closing statement setting forth the Purchase Price, the Closing adjustments and prorations and the application thereof at the Closing (the “Closing Statement”);

(xi) An original 1099-B certification;

(xii) An acknowledgment from Buyer Brokers (as hereinafter defined) of full payment of any brokerage fees and commissions due Buyer Brokers; and

(xiii) To the extent as may be required by the Title Company, evidence satisfactory to the Title Company that Seller has filed a proper application to obtain such waivers or certifications under M.G.L. c. 62C§§51-52 to eliminate any corporate tax lien on the Property under such Sections of law, together with such assurances as the Title Company shall reasonably require from Seller so as not to take exception to title for any corporate tax lien on the Property under such Sections of law; and

(xiv) To the extent consistent with Seller’s obligations hereunder, such other documentation as Buyer or the Title Company may reasonably require to consummate the Closing in form and substance reasonably satisfactory to Seller and Seller’s counsel; and

(xv) Keys (or if applicable, security cards and/or security codes) to all doors in the property and passwords, as appropriate and as Seller may possess; and

(b) At closing, Buyer shall pay to Seller the Purchase Price as otherwise provided herein and subject to adjustments provided in this Agreement and shall, in addition to any other documents or items required to be delivered by Buyer under this Agreement, deliver to Seller, in form and substance reasonably satisfactory to Seller, the agreements and acknowledgments referred to in paragraphs 2, 3, and 12 hereof and, to the extent consistent with Buyer’s obligations hereunder, such other documentation as Seller may reasonably require to consummate the Closing.

11. Extension of Closing Date.

(a) If, on the date herein originally set for the closing, Seller shall be unable to convey good and clear record and marketable title (as required in Section 9(a) hereof) to the Real Property to Buyer, and Buyer has delivered Buyer’s Title Objection Notice to Seller in a timely manner, or Seller shall be unable to deliver possession of the Property in accordance with the terms hereof, or if the Property is not otherwise in compliance with the terms hereof, then, and in that event, unless Buyer shall elect to pay the Purchase Price and accept such title to the Property in such condition as Seller can convey, then the Closing Date shall be extended for a period of thirty (30) days, and Seller shall use reasonable efforts to cure such objections and/or matters and deliver evidence of such cure to the Buyer within said thirty (30) day period but the Seller shall in no event be required to expend more than a maximum of $5,000.00 in the aggregate to effectuate the cure of all such objections, excluding only the monetary liens (which term shall include any outstanding liens, security interests, monetary judgment, past due taxes or assessments or similar monetary encumbrances upon the Property). If, at the end of said period, Seller is still unable to convey the required title to the Real Property or to deliver possession of the Property or if the Property is not otherwise in compliance with the terms hereof, Buyer may elect to pay the Purchase Price and accept such title to the Property in such condition as Seller can convey or may reject the Deed on that ground. Upon such rejection by Buyer, the Deposit shall be refunded to Buyer. Upon receipt of the Deposit by Buyer, this Agreement shall terminate and become null and void and, except as otherwise provided herein, Buyer and Seller shall be released and discharged of all further claims and obligations to each other hereunder.

(b) If Seller must pay off a debt secured by a mortgage or other lien on the Real Property in order to secure a release, such a mortgage or lien shall not constitute a title defect under this Agreement, provided that (i) Seller pays the debt from the sales proceeds, provides Buyer with proof of payment and records the release as soon as it is available; and (ii) the Title Company agrees to take no exception in Buyer’s Title Insurance for such mortgage or lien.

(c) Title to the Real Property shall not be deemed to be uninsurable if: (i) the Standards of Title of the Bar Association of the State or Commonwealth in which the Property is located recommend that no corrective or curative action is necessary in those circumstances or in circumstances substantially similar to those presented by such encumbrance, lien or exception or title, or (ii) a policy of title insurance (a “Closing Title Policy”) from the Title Company or from Chicago Title Insurance Company can be obtained at Buyer’s expense at no additional premium, without exception for the alleged title defect or, if additional premium shall be charged for such policy without such exception, Seller, at its option, shall elect to pay the same.

(d) Notwithstanding anything contained herein to the contrary, Buyer shall, no later than the Due Diligence Termination Date, give Seller written notice of any title encumbrance, lien or exception on the Real Property that requires corrective or curative action. If Buyer fails to give such notice, Buyer shall be conclusively deemed to have accepted the Real Property subject to any and all such encumbrances or defects existing as of the date by which Buyer must give such notice. In the event that Buyer notifies Seller of any defect, Seller shall then have the thirty (30) day period described above in which to remove the same or procure a Closing Title Policy. Any attempt by Seller to cure any objection to title or procure a Closing Title Policy shall not be deemed an admission by Seller that a defect does in fact exist. If, in Seller’s opinion, the objection cannot be removed, or if it will be uneconomic to do so (as determined by Seller in its sole discretion; provided, however, that if a Closing Title Policy can be procured with an expenditure by Seller not in excess of $5,000.00, Seller shall procure such Closing Title Policy), then, the sole liability of Seller shall be to refund the Deposit to Buyer. Upon receipt of the Deposit by Buyer, this Agreement shall terminate and become null and void and Buyer and Seller shall be released and discharged of all further claims and obligations to each other hereunder except for those that expressly survive the termination of this Agreement. Notwithstanding any other provision of this Agreement to the contrary, nothing contained in this Agreement shall require Seller to institute any legal proceedings or make any payment or make any payment in excess of $5,000.00 in order to remove any objection to title.

12. Representations of Buyer.

(a) Buyer hereby agrees, acknowledges and represents that neither Seller nor any person or party on behalf of Seller has made directly or indirectly, orally or in writing, any representation, warranty or covenant, express, implied or statutory, of any kind whatsoever upon which Buyer has relied in entering into this Agreement or upon which Buyer has relied, is relying or shall rely in consummating the transaction contemplated by this Agreement (except as set forth in subparagraph 13 of this Agreement (including, specifically and without limitation, any prospectus or other materials of any nature whatsoever distributed by Seller or its agents or representatives or otherwise delivered to or secured by Buyer with respect to the Property), Buyer further agrees, acknowledges and represents to Seller that, subject to the terms and conditions of this Agreement, (i) Buyer has examined the Property and has fully satisfied itself with respect to the Property and the condition and all other aspects and attributes of the Property; and (ii) Buyer is purchasing and shall, on the Closing Date, accept the Property in “as is”, “where is” and “with all faults and defects” condition, without any representation, warranty or covenant, express, implied or statutory, of any kind whatsoever.

(b) Buyer further agrees, acknowledges and represents that Buyer is entering into this Agreement and shall perform all of its obligations hereunder and consummate the transaction contemplated by this Agreement solely in reliance on and as a result of Buyer’s own investigations and efforts (including Buyer’s inspection of the Property and such other investigations, examinations and inspections as Buyer has chosen to make or has made) and at Buyer’s sole risk, cost and expense, including, without limitation, the risk that Buyer’s inspection of the Property and such other investigations, examinations and inspections may not reveal any or all adverse or existing conditions, aspects or attributes of the Property. Buyer acknowledges and represents (i) that Seller has afforded Buyer the opportunity for full and complete investigation, examination and inspection of the Property and that Buyer has conducted or will conduct prior to closing, such investigations of the Property, including but not limited to the physical and environmental conditions thereof, as Buyer, in Buyer’s sole discretion, deems necessary, desirable or advisable to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to, among other things, any hazardous or Hazardous Substances (as hereinafter defined) on or discharged from the Property, and Buyer shall rely solely upon the same and not upon any information provided by or on behalf of Seller or its agents, employees or representatives with respect thereto, other than such representations, warranties or covenants of Seller as are expressly set forth in this Agreement or (ii) that Buyer has elected to purchase the Property without making any such investigation, examination or inspection. Buyer acknowledges that this paragraph was a negotiated part of this Agreement and serves as an essential component of consideration for the same. Without limiting the generality of the foregoing, the parties specifically acknowledge that Buyer has had an opportunity to fully inspect the Property, including, but not limited to, the physical condition of the Real Property and the Personal Property (including all environmental concerns), and the Purchase Price has been negotiated to eliminate all claims, whether known or unknown, relating to the condition of the Property and all aspects and attributes thereof, including, without limitation, all environmental matters. Consequently, this clause bars all claims, whether or not presently known, brought by Buyer concerning the condition of the Property and all aspects and attributes thereof, specifically including, without limitation, all claims pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, any other federal, state or local environmental law, rule or regulation or otherwise. Notwithstanding the parties’ intent that all such claims be barred, should a court of competent jurisdiction deem otherwise, the presence of this paragraph and the provisions of paragraph 2 hereof are intended by the parties to serve, and shall serve, as the overwhelming, primary factor in any equitable apportionment of damages under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, as well as any other federal, state or local environmental law, rule or regulation or otherwise.

(c) The provisions of this Section 12 are not intended to derogate from Buyer’s right to rely upon any express representations and warranties of Seller otherwise provided for in this Agreement.

(d) Buyer shall confirm the agreements, acknowledgments and representations contained in this paragraph as of the Closing Date. The provisions of this paragraph 12(a), (b), (c) and (d) shall survive the closing and the delivery of the Deed or any expiration or termination of this Agreement.

13. Authorization of Parties; Other Representations and Covenants.

(a) Seller represents and warrants to Buyer that, as of the date of this Agreement, (i) Seller is a Massachusetts limited liability company (“LLC”), (ii) Seller has the legal right, power and authority to enter into this Agreement and to perform its obligations hereunder, (iii) the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder (A) have been duly authorized by all requisite LLC action, and (B) will not conflict with, or result in a breach of, any of the terms, covenants and provisions of (x) Seller’s Certificate of Formation or Operating Agreement, or, (y) to the best of Seller’s knowledge, any judgment, writ, injunction, regulation, ruling, directive or decree of any court or governmental authority, or any agreement or instrument to which Seller is a party or by which Seller is bound, and (iv) the person executing this Agreement on behalf of Seller is duly authorized to do so. If requested by Buyer, Seller shall deliver to Buyer, on the Closing Date, evidence of Seller’s authority as aforesaid.

Seller further represents, warrants and covenants to Buyer that:

(i) there is not now pending, any action, suit, or proceeding against or affecting Seller or the Property before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign nor, to Seller’s knowledge, has any such action, suit or proceeding been threatened, other than any such matters as referenced in the title report provided to registered bidders at the foreclosure sale of the Property conducted on February 2, 2005;

(ii) there are no management, service, supply, maintenance or other contracts or agreements with respect to or affecting the Property which would be binding upon Buyer or the Property after the Closing (other than agreements which are included in the Operating Contracts).

(iii) Seller has not from and after the date Seller took title to the Land and Improvements entered into any presently effective agreements or contracts regarding the lease, encumbrance, sale, conveyance, transfer or disposition of the Property or any interests therein or portion thereof (except for this Agreement).

(iv) Seller has not received any complaint, demand, order, citation, notice or request for information with regard to air omissions, water discharge, noise emissions, releases of hazardous substances or non-compliance or violation of applicable environmental, land use, historical, architectural, subdivision, building code, zoning, health or safety code or requirements affecting or related to the Property.

(v) Seller is not a “foreign person” as defined by the Internal Revenue Code (“IRC”), Section 1445, and its United States Taxpayer Identification Number is 13-4071501;

(vi) Between the date hereof and the Closing, Seller agrees that:

(a) it will maintain the Property materially in the same general condition as the same is on the date of this Agreement (reasonable wear and tear excepted);

(b) it will make available to Buyer, for inspection, examination, review and copying, all permits and approvals, engineering reports, environmental reports, title materials, plans and specifications and other materials of, for and with respect to the Property which Seller with reasonable diligence is able to locate in its possession or control (exclusive of appraisals) although Seller, in accordance with the other provisions of this Agreement, including, without limiting the generality of the foregoing, paragraphs 2 and 12 hereof, makes no representation, warranty or covenant relating to any documents or materials that Seller makes available for inspection;

(c) it will maintain insurance on the Premises as presently insured;

(d) it will not, without the prior written consent of Buyer, apply for, consent to or process any applications for zoning, re-zoning, variances, site plan approvals, subdivision approvals or development with respect to the Property or any portion thereof;

(e) it will not, without the prior written consent of Buyer, enter into any contracts for the sale, lease, assignment, transfer or encumbrance of or sell, lease, assign, transfer or encumber all or any portion of the Property or any interest therein;

(f) it will promptly notify Buyer if it discovers, determines or is notified that any warranty or representation made by Seller hereunder is not (or is no longer) true; and

(b) Buyer represents and warrants to Seller that, as of the date of this Agreement, (i) Buyer is a duly organized Delaware corporation in good standing and qualified to do business in the Commonwealth of Massachusetts, (ii) Buyer has the legal right, power and authority to enter into this Agreement and to perform its obligations hereunder, (iii) the execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder (A) if Buyer is an LLC, partnership or corporation, have been duly authorized by any and all requisite LLC, partnership or corporate action, as the case may be, and (B) will not conflict with, or result in a breach of, any of the terms, covenants and provisions of (x) if Buyer is a partnership, corporation or LLC, Buyer’s partnership agreement, certificate of incorporation and bylaws or operating agreement, as the case may be, or, (y) to the best of Buyer’s knowledge, any judgment, writ, injunction or decree of any court or governmental authority, or any agreement or instrument to which Buyer is a party or by which Buyer is bound, and (iv) the person(s) executing this Agreement on behalf of Buyer are duly authorized to do so. If requested by Seller, Buyer shall deliver to Seller, on the Closing Date, evidence of Buyer’s authority as aforesaid.

(c) The representations of Seller and Buyer set forth in this paragraph shall be deemed to be remade as of the Closing Date with the same force and effect as if first made on and as of such date and shall survive the closing and the delivery of the Deed or any expiration or termination of this Agreement.

14. Risk of Loss. The risk of loss or damage to the Improvements or the Personal Property by fire or other casualty or cause beyond Seller’s control which damage is reasonably estimated to cost in excess of $100,000.00 to repair, or the taking of all or any portion of the Real Property by condemnation, eminent domain or other governmental acquisition proceedings which either (i) affects any portion of the Building, parking area or access driveways on the Property, (ii) in Buyer’s reasonable judgment adversely affects access to the Property, (iii) is reasonably estimated to cost in excess of $250,000.00 for restoration and repair of the remaining property, or (iv) gives any existing tenant of the Property the right to terminate its lease (collectively, “Damage”) in advance of the Closing Date shall be borne by Seller. In the event of any such Damage, Seller, at its option, shall have a reasonable time thereafter within which to repair or replace such Damage. In the event that Seller does not elect to complete such repair or replacement or fails to complete such repair or replacement within a reasonable time (including an extension of the Closing Date) after the occurrence of such Damage, Buyer shall have the right either:

(a) to terminate this Agreement, in which event the Deposit shall be returned to Buyer and this Agreement shall terminate and be null and void, and the parties hereto shall have no further rights, obligations or recourse hereunder, except for those obligations that expressly survive the termination of this Agreement; or

(b) to accept the Property as provided in this Agreement, without any reduction of the Purchase Price, in which event Buyer shall be entitled to an assignment from Seller of all insurance proceeds or condemnation or other award due or payable on account of such Damage up to the amount of the Purchase Price, less any amounts actually expended by Seller in connection with any such proceedings and in connection with the repair (including any temporary repair) or replacement of such Damage.

15. Default, Liquidated Damages.

(a) In the event that Buyer shall fail to perform, observe or comply with any of its covenants, agreements or obligations hereunder, including, without limitation, Buyer’s obligation to pay the Deposit or any part thereof when due, or if Buyer shall otherwise be in default hereunder, the Deposit shall be retained by Seller as Seller’s sole and exclusive remedy (other than filing a document pursuant to paragraph 22 below), at law and in equity, for Buyer’s breach and as full liquidated damages for such breach in view of the uncertainty and impossibility of ascertaining such damages to Seller. Seller and Buyer hereby agree that the aforesaid amount constitutes a reasonable forecast of the damages that would be sustained by Seller in the event of breach by Buyer. In such event, this Agreement shall terminate and become null and void and without recourse to the parties hereto and Buyer and Seller shall be released and discharged of all further claims and obligations to each other hereunder, except for those obligations that expressly survive the termination of this Agreement.

(b) In the event that the sale of the Property shall fail to close as a result of the failure of Seller to perform, observe or comply with any of its covenants, agreements or obligations hereunder (subject to the right of Seller to extend the Closing Date pursuant to Paragraph 11), Buyer shall have the option to (i) commence an action for specific performance of this Agreement, the parties agreeing that Buyer’s actual damages would be difficult or impossible to determine if Seller defaults and the ownership of the Property has a unique value to Buyer or (ii) to terminate this Agreement and receive back the Deposit as Buyer’s sole and exclusive remedy, at law and in equity, for Seller’s breach as full liquidated damages for such breach in view of the uncertainty and impossibility of ascertaining such damages to Buyer. Seller and Buyer hereby agree that the aforesaid amount constitutes a reasonable forecast of the damages that would be sustained by Buyer in the event of breach by Seller and Buyer’s election of option (ii), above. Upon Buyer’s election to terminate, as aforesaid, this Agreement shall terminate and become null and void and without recourse to the parties hereto and, except as otherwise provided herein, and Buyer and Seller shall be released and discharged of all further claims and obligations to each other hereunder.

16. Brokers.

(a) Buyer and Seller represent and warrant to each other that neither party has dealt with any person in connection with the transaction contemplated hereby that would be entitled to a brokerage commission, finder’s fee or other similar compensation other than Keith Gurtler of Trammell Crow Company (the “Broker”).

(b) Seller agrees to pay a brokerage fee to Broker equal to three (3.0%) percent of the Purchase Price upon the occurrence of the Closing hereunder, the delivery of the deed and the payment of the Purchase Price. Seller and Buyer shall each indemnify, protect and save the other party, and hold the other party forever harmless, from and against, and reimburse the other party, any and all obligations, claims, demands, causes of action, liabilities, losses, actual damages, judgments, penalties and out-of-pocket costs and expenses (including, without limitation, attorneys’ fees) which may be imposed upon, asserted against or incurred or paid by Buyer or Seller, or for which Buyer or Seller may become obligated or liable, by reason of, on account of or in connection with a breach by Buyer or Seller of the aforesaid representations warranties and covenants.

(c) The aforesaid warranties and indemnities shall survive the closing and the delivery of the Deed or any expiration or termination of this Agreement.

17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted hereby, their respective heirs, legal representatives, successors and assigns.

18. Entire Agreement, Modifications. This Agreement embodies the entire contract and all of the covenants, agreements, promises, conditions and undertakings between the parties hereto with respect to the Property and the subject matter hereof and supersedes any and all prior negotiations and prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, written or oral, formal or informal, all of which are deemed to be merged herein. No representations, statements, warranties, covenants, undertakings or promises of Seller or any representative or agent of Seller, whether oral, implied or otherwise and whether made before or after the date hereof, shall be considered a part hereof or binding upon Seller unless specifically set forth herein or agreed to by the parties in writing, nor shall any provision of this Agreement be supplemented, terminated, modified or waived except by a writing signed by both parties. No modification or amendment to this Agreement of any kind whatsoever, shall be made or claimed by Seller or Buyer, and no notice of any extension, change, modification or amendment made or claimed by Seller or Buyer shall have any force or effect whatsoever unless the same shall have been reduced to writing and fully signed by Seller and Buyer.

19. Acceptance of Deed. The parties agree that, except to the extent expressly provided herein or by way of a specific agreement in writing which by its terms shall expressly survive the closing, the delivery by Seller and the acceptance by Buyer of the Deed at the closing, shall be deemed to constitute full performance and compliance by Seller with all of the terms, conditions and covenants of this Agreement on its part to be performed and discharge thereof.

20. Pronouns; Joint and Several Liability. All pronouns and nouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties or the context may require. If Buyer consists of two or more parties, the liability of such parties shall be joint and several.

21. Invalidity. If any term, condition or provision of this Agreement shall to any extent or for any reason be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but the remainder of this Agreement and each term and provision of this Agreement, including the remaining portions of such term, condition or provision which are held not to be invalid, illegal or unenforceable, shall be valid and remain in full force and effect and enforceable to the fullest extent permitted by law, subject to such modification hereof as may be necessitated by such invalidity.

22. Recording. Buyer agrees not to record or file this Agreement or any notice or memorandum hereof or reference hereto on any public records, including, without limitation, the Land Records of the municipality or County in which the Property is located. Any such recording or filing by Buyer shall constitute a default hereunder and a material breach of this Agreement entitling Seller to retain the Deposit pursuant to Paragraph 15, and without limiting Seller’s right to retain said Deposit pursuant to Paragraph 15, in addition, this Agreement shall become void at the option of Seller, which option shall be exercised by Seller by recording or filing notice thereof in such public records and upon the recording of any such notice or memorandum (and not limiting Seller’s right to retain the Deposit as hereinabove provided), this Agreement shall be null and void and without recourse to the parties hereto and Seller shall be released and discharged of all further claims and obligations to Buyer whatsoever.

23. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law. Further, any action brought by Buyer in regards to this Agreement shall be brought in and the sole place of venue and jurisdiction for said action shall be Boston, Massachusetts.

24. Notices.

(a) Any notice, report, demand, request or other instrument or communication authorized, required or desired to be given under this Agreement by Buyer or Seller shall be in writing and shall be deemed given if addressed to the party intended to receive the same, at the address of such party set forth below, (i) when delivered at such address by hand or by overnight delivery service, or (ii) three (3) days after the same is deposited in the United States mail as first class certified mail, return receipt requested, postage paid, whether or not the same actually shall have been received by such party:

Buyer: SeaChange International, Inc.

124 Acton St.

Maynard, MA 01754

Attention: Les Koch

with a copy to: Sherin and Lodgen LLP

101 Federal Street

Boston, MA 02110

Telephone: (617) 646-2128

Fax: (617) 646-2222

Attention: Douglas M. Henry, Esq.

Seller: LB February 2005 Nagog Park Drive LLC

c/o TriMont Real Estate Advisors, Inc.

Monarch Tower

3424 Peachtree Road NE, Suite 2200

Atlanta, GA 30326

with a copy to: JLS Investments, Inc.

524 Ovilla Road

Waxahachie, TX 75167

Attention: John L. Sanders

and a copy to: Windels Marx Lane & Mittendorf, LLP

120 Albany Street Plaza

New Brunswick, NJ 08901

Attention: James J. Thomas, Esq.

                   Gary F. Eisenberg, Esq.

(b) Either party may change the address to which any such notice, report, demand, request or other instrument or communication to such party is to be delivered or mailed, by giving written notice of such change to the other parties, but no such notice of change shall be effective unless and until received by such other parties. No such notice, report, demand, request or other instrument or communication given hereunder shall be invalidated or rendered ineffective due to any failure to give, or delay in giving, a copy of such notice, report, demand, request or other instrument or communication to any party to whom such copy is to be given as provided above.

25. Calculation of Time. Whenever in this Agreement a period of time is stated as a number of days, it shall be construed to mean calendar days; provided, however, that when any period of time so stated would end on a Saturday, Sunday, legal holiday, or any of the following dates in the year 2005 (the “Extra Days”): April 25, April 29, May 12, May 13, June 13 or June 14, then such period shall be deemed to end on the next day following which is not a Saturday, Sunday or legal holiday or one of the Extra Days. Time is of the essence of this Agreement.

26. Expenses. Whether or not the transaction contemplated by this Agreement is consummated, unless otherwise provided, each party shall pay its own expenses incident to the preparation and performance of this Agreement, including, without limitation, attorneys’ fees.

27. Waivers; Extensions. No waiver of any breach of any condition, term, covenant, agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other condition, term, covenant, agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

28. Schedules. All schedules attached to this Agreement are hereby incorporated by this reference into this Agreement.

29. Counterparts; Captions. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The captions are for convenience of reference only and shall not affect the meaning, construction or effect to be given to any of the provisions hereof.

30. Assignment. This Agreement may not be assigned (including any transfer of the majority ownership interest in Buyer) by Buyer without Seller’s prior written consent, which Seller may withhold in its sole and absolute discretion; provided, however, an assignment by Buyer to an entity which (a) is controlled by the current principals of Buyer and (b) in which the current principals of Buyer in aggregate hold a majority of the equity interests in such entity shall not require Seller’s prior written consent so long as Buyer provides (x) notice thereof to Seller before the Closing Date and (y) reasonably timely and sufficient disclosure as Seller needs to comply with applicable government requirements (including without limitation financial transaction reporting requirements and the Terrorism Laws, defined below). In the event of any assignment consented to by Seller or otherwise permitted hereunder, the assignee shall execute an agreement, in form and substance reasonably satisfactory to Seller, pursuant to which such assignee assumes all obligations of Buyer under this Agreement and affirms all representations, warranties and indemnities of Buyer hereunder. Any assignment or purported assignment by Buyer in violation of the terms of this paragraph shall constitute a material default hereunder and, upon the occurrence thereof, Seller, at its option, may terminate this Agreement upon notice to Buyer and Seller shall thereafter be entitled to receive and retain the Deposit in accordance with the provisions of paragraph 15 of this Agreement and this Agreement shall be null and void and without recourse to the parties hereto and the Seller shall be released and discharged of all further claims and obligations to Buyer whatsoever.

31. Buyer’s Representations with Respect to Affiliation. Buyer represents and warrants that neither Buyer, nor, if Buyer is a partnership or corporation, any of its partners or officers, directors or shareholders, nor any of its beneficiaries (“Principals”), is related to any employee of Seller, TriMont or JLS Investments, Inc. and that no employee of Seller, TriMont or JLS Investments, Inc. will benefit, either directly or indirectly, from the transaction contemplated hereby. In the event of any permitted assignment of this Agreement, the terms of this paragraph shall be construed so as to apply to the assignee and its principals, and such assignee shall confirm such representations and warranties in writing. The provisions of this paragraph and of any such affidavit shall survive the closing and the delivery of the Deed.

32. Terrorism Laws. Neither the Agreement nor the sale of the Property as contemplated by the Agreement violates any of the Terrorism Laws (defined below in this paragraph) applicable to any of Buyer or principal or affiliate of Buyer. To the best knowledge of Buyer, after due inquiry, no holder of any direct or indirect equitable, legal or beneficial interest in Buyer is the subject of any of the Terrorism Laws. No portion of the Property or any income, profits, rents, issues or proceeds thereof will be used, disbursed or distributed by any of Buyer or principal or affiliate of Buyer for any purpose, or to any person or entity, directly or indirectly, in violation of any of the Terrorism Laws. In this Agreement, “Terrorism Laws” means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and the USA PATRIOT Act (Pub. L. No. 107-56, 2001), and all other present and future federal, state and local laws, ordinances, regulations, policies and any other requirements of any Governmental Authorities (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other States or localities. In addition, without limiting the foregoing, Buyer agrees that it is a condition precedent to Seller’s obligation to close the transactions contemplated hereby that Buyer at the closing shall deliver to Seller a statement listing the name of every holder of every interest in Buyer or any assignee of Buyer taking title to the Property and the source(s) of all funds of Buyer, any assignee of Buyer and every holder of every interest in Buyer (whether received by Buyer by loan, capital contribution or otherwise) from which the Purchase Price is being paid. Notwithstanding the foregoing, if on the Closing Date Buyer’s stock shall be listed on NASDAQ or a public stock exchange in the United States of equal or greater stature, the fact of such listing shall satisfy Buyer’s obligation under the preceding sentence, and such condition precedent shall be deemed satisfied by reason of such listing.

33. Due Diligence Materials. In the event of the expiration or termination of this Agreement for any reason whatsoever, Buyer shall, promptly after such expiration or termination, deliver to Seller any and all Property Documents and other information or documentation obtained or prepared by or made available to Buyer in connection with its investigation of the Property (including all copies and abstracts thereof) and by copies (with professional certification in favor of Seller by any party responsible for the production or creation thereof) of all written reports, documents and results obtained or prepared by or made available to Buyer as a result of Buyer’s investigation of the Property (collectively, the “Due Diligence Materials”). Notwithstanding anything set forth herein to the contrary, in the event that Buyer shall be entitled to a return of the Deposit as a result of such expiration or termination, Seller shall not be obligated to return the Deposit until such time as Seller shall have received the Due Diligence Materials.

34. Confidentiality. Buyer and Seller covenant and agree to keep confidential the terms of the transaction contemplated hereby and not to disclose to any person either the fact that discussions or negotiations are taking place (other than Buyer’s lender or their respective attorneys and, in the case of Seller, the Indemnitees) concerning the acquisition and sale of the Property or the substance or status thereof. Buyer further covenants and agrees to keep confidential and not to disclose to any third party (other than Buyer’s lender or attorney) the results of any investigation of the property by Buyer or any information with respect to the Property Documents or any other information or documentation obtained or prepared by or made available to Buyer in connection with or arising out of this Agreement or the performance of any of its rights or obligations hereunder. Buyer shall advise each person to whom disclosure is permitted as provided in this paragraph of the confidential nature of the transaction contemplated hereby, shall instruct such persons to abide by the provisions of this paragraph and shall obtain a signed agreement from such persons agreeing to abide by the confidentiality provisions of this Agreement. The confidentiality provisions of this Agreement shall survive any expiration or termination of this Agreement.

35. Time; Essence. TIME IS OF THE ESSENCE IN THE PERFORMANCE OF THIS AGREEMENT.

36. Survival. Unless otherwise expressly stated in this Agreement, each of the warranties and representations of Seller and Buyer shall not survive the Closing and delivery of the Deed and shall be deemed to have merged therewith. Unless expressly made to survive, all obligations and covenants of Seller contained herein shall be deemed to have been merged into the Deed and shall not survive the Closing.

37. Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Closing Sum and the Deposit, or any portion thereof, to clear the title of any and all encumbrances or interest, provided that provisions reasonably satisfactory to the Buyer’s title company are made for prompt recording of all instruments so procured in accordance with standard Massachusetts conveyancing practice and the terms and provisions of the Title and Practice Standards of the Real Estate Bar Association (formerly Massachusetts Conveyancers Association).

38. Submission Not an Offer or Option. The submission and delivery of this Agreement or a summary or sum of all of its provisions for examination or negotiation by Buyer and Seller does not and shall not be deemed to constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both the Buyer and Seller.

39. Construction of Agreement. The parties hereto agree that the terms and language of this Agreement were the result of negotiations between the parties and, as a result, there shall be no presumption that ambiguities, if any, in this Agreement shall be resolved against either party. Any controversy over the construction of this Agreement shall be decided neutrally, in light of its conciliatory purposes, and without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Signed, Sealed and Delivered		BUYER:
in the Presence of:		SEACHANGE INTERNATIONAL, INC.

By:	/s/ Claudia Ramelli	By:	/s/ William L. Fielder
Name:	Claudia Ramelli	Name:	William L. Fiedler
Its:	Executive Admin	Its:	Senior Vice President

Signed, Sealed and Delivered		SELLER:
in the Presence of:		LB FEBRUARY 2005 NAGOG PARK DRIVE LLC

By:		By:	/s/ Marguerite Brogan
Name:		Name:	Marguerite Brogan
Its:		Its:	Authorized Signatory

The Escrow Agent is executing this Agreement solely for the purpose of acknowledging receipt of the Deposit and acknowledging and agreeing to be bound by the provisions of paragraph 7 hereof.

Signed, Sealed and Delivered		ESCROW AGENT:
In the Presence of:

By:	/s/ Richard F. Realy	By:	/s/ Stanley A. Brooks, Esq.
Name:	Richard F. Realy	Name:	Stanley A. Brooks, Esq.
Its:		Its:

Date:

SCHEDULE A

[Legal Description]

Property Description

50 NAGOG PARK DRIVE

Lot 106 on a Plan entitled “‘Nagog Square’ Definitive Subdivision Plan of Land in Acton, Mass.” by R. D. Nelson dated May 10, 1973, last revised November 12, 1973 and recorded with Middlesex South District Registry of Deeds as Plan No. 448 of 1974 in Book 12629, Page 25 (hereinafter called the “1973 Plan”), bounded and described as follows:

SOUTHERLY	by Nagog Park, as shown on the Plan, by five courses, 76.81’, 520.00’, 99.38’, 345.17’ and 104.76’, respectively:

SOUTHEASTERLY	by land of Nagog Development Company shown on the Plan as “60’ R. O. W. Easement Area 20,450 S.F.,” by two courses, 43.17’ and 289.09’, respectively;

NORTHERLY	by land now or formerly of J.J. Helder & V. E. Wiegand, 231.95’;

EASTERLY	again by said land now or formerly of J. J. Helder & V.E. Wiegand by five courses, 86.36’, 141.00’, 62.49’, 110.13’, and 135.94’ respectively;

NORTHEASTERLY	by land now or formerly of S. & J. Tabbi, 623.67’;

NORTHWESTERLY	by land shown on the Plan as Lot 8A, by three courses, 109.64’, 103.78’ and 154.91’, respectively;

SOUTHWESTERLY	again by said land shown on the Plan as Lot BA, 102.27’.

EASEMENT PARCEL

Together with grant of easements, in common with others entitled thereto, contained in a deed May 27, 1982 recorded in Book 14625, Page 358, and together with grant of easement contained in deed dated May 8, 1981 recorded in Book 14286, Page 448. Said easements include the following:

1. A nonexclusive right to use the area shown as “Nagog Park” on the 1981 Plan and on the 1973 Plan for all purposes for which public streets and ways are commonly used in the Town of Acton, in common with others entitled thereto, including, without limitation, the right to use said Nagog Park for supplying electricity, telephone, gas, water, sewage disposal and all other utilities; for data or other lines for the transmission of intelligence, if and to the extent not included in the foregoing enumeration; and for the carrying and draining of surface water, including in each case the right to install, use, maintain, inspect, repair, replace and relocate pipes, lines, wires, conduits, and all other facilities and all necessary and related fixtures, apparatus and appurtenances and to connect with all similar facilities in said Nagog Park, whether now existing or installed in the future; provided. however, that all of the foregoing shall be underground, other than drainage ditches constructed in said Nagog Park, and control boxes and similar fixtures, apparatus and appurtenances now or hereafter customarily located on or above the ground level, and including the right to grant the same rights to public utilities and others.

2. A nonexclusive right to use the area shown on the 1973 Plan between Nonset Path and Nagog Park as “60’ Wide Utility East” and “Part of Lot 2”, in common with others entitled thereto, for the purposes of supplying electricity, telephone, gas, water, sewage disposal and all other utilities and for data or other lines for the transmission of intelligence; if and to the extent not included in the foregoing enumeration, including in each case the right to install, use, maintain, inspect, repair, replace and relocate pipes, lines, wires, conduits and all other facilities and all necessary and related fixtures, apparatus and appurtenances, and to connect with all similar facilities in said area, whether now existing or installed in the future; provided, however, that all of the foregoing shall be underground other than control boxes and similar fixtures, apparatus and appurtenances now or hereafter customarily located on or above the ground level, and including the right to grant the same rights to public utilities and others.

3. A nonexclusive right to use Nonset Path as shown on the 1973 Plan and as shown on a plan entitled “Definitive Subdivision Plan, Minuteman Business & Industrial Park, Plan of Land in Acton, Mass.” dated September 8, 1970, revised December 9, 1970, drawn by R. D. Nelson and recorded in said Deeds as Plan No. 152 of 1971 in Book 11958, Page 230, for all purposes for which streets and ways are commonly used in the Town of Acton, in common with others entitled thereto, including, without limitation, use of said Nonset Path for the purposes of supplying electricity, telephone, gas, water, sewage disposal and all other utilities and for data or other lines for the transmission of intelligence, if and to the extent not included in the foregoing enumeration, including in each case the right to install, use, maintain, inspect, repair, replace and relocate pipes, lines, wires, conduits, and all other facilities and all necessary and related fixtures. apparatus and appurtenances and to connect with all similar facilities in said Nonset Path, whether now existing or installed in the future; provided, however, that all of the foregoing shall be underground, other than control boxes and similar fixtures, apparatus and appurtenances now or hereafter customarily located on or above the ground level, and including the right to grant the same rights to public utilities and others.

4. The right to use a right of way forty (40) feet wide, in common with others entitled thereto, for all purposes for which a town way may now or hereafter be used over land known as the Texas Lot (now owned by the Town of Acton), the Davis Lot and the Gates Lot centering on the center line of the woods road as they now stand between the aforesaid Parcel 1 and the town way known as Quarry Road.

Together with the rights and easements in common with others granted and assigned Nagog Park Investors, L.L.C., pursuant to a certain Grant, Assignment and Assumption of Easements dated November 23, 1998 recorded November 24, 1998 in Book 29415, page 13 as set forth in a certain Grant of Easement dated November 2, 1994, and recorded in Book 24973, Page 211, relating to the Easement Area (as such term is defined in said Grant of Easement).

The above premises is also described as Acton’s Assessors Map Plat 50, Parcel 5 dated August 21, 1989 recorded as Plan 498 of 1990 and also shown as follows:

A CERTAIN PARCEL OF LAND SITUATED ON THE NORTHERLY SIDE OF NAGOG PARK DRIVE IN ACTON, MA. BEGINNING AT A STONE BOUND AT THE LAND NOW OR FORMERLY OF THE NAGOG DEVELOPMENT COMPANY.

THENCE N34 DEGREES-48’-12”W, ONE HUNDRED TWO AND 27/100 (102.27’) FEET TO A POINT; THENCE N35 DEGREES-48’ -49”E, ONE HUNDRED FIFTY FOUR AND 81/100 (154.81) FEET TO A DRILL HOLE IN A STONE WALL;

THENCE ALONG THE STONE WALL, N36 DEGREES-33’-34”E, ONE HUNDRED THREE AND 78/100 (103.78’) FEET TO A DRILL HOLE;

THENCE N36 DEGREES-39’-00”E, ONE HUNDRED NINE AND 64/100 (109.64’) FEET TO A DRILL HOLE IN A STONE WALL AT THE LAND NOW OR FORMERLY OF IRON BUCKET LIQUIDATION TRUST, THE LAST FOUR COURSES BEING ALONG THE LAND NOW OR FORMERLY OF THE NAGOG DEVELOPMENT COMPANY;

THENCE S61 DEGREES-53’-07” E, SIX HUNDRED TWENTY FOUR AND 21/100 (624.21’) FEET TO A DRILL HOLE;

THENCE S27 DEGREES-01’-46”E, ONE HUNDRED THIRTY FIVE AND 94/100 (135.94’) FEET TO AN IRON PIPE;

THENCE S13 DEGREES-21’ -40”E, ONE HUNDRED TEN AND 13/100 (110.13’) FEET TO AN IRON PIPE;

THENCE S14 DEGREES-41’-25”E, SIXTY TWO AND 49/100 (62.49’) FEET TO AN IRON PIPE;

THENCE S07 DEGREES-01’-20”E, ONE HUNDRED FORTY ONE AND 00/100 (141.00’) FEET TO AN IRON PIPE;

THENCE S21 DEGREES-31’-30”E, EIGHTY FOUR AND 91/100 (84.91’) FEET TO AN IRON PIPE;

THENCE S72 DEGREES-56’-47”E, TWO HUNDRED THIRTY THREE AND 05/100 (233.05’) FEET TO A STONE BOUND:

THENCE S36 DEGREES-27-29”W, THREE HUNDRED AND 29/100 (300.29’) FEET TO A STONE BOUND;

THENCE ALONG A CURVED LINE TO THE RIGHT WITH A RADIUS OF THIRTY AND 00/100 (30.00’) FEET, FORTY THREE AND 17/100 (43.17’) FEET, TO A STONE BOUND AT THE SIDE OF NAGOG PARK DRIVE, THE LAST NINE COURSES BEING ALONG THE LAND NOW OR FORMERLY OF IRON BUCKET LIQUIDATION TRUST;

THENCE ALONG A CURVED LINE TO THE RIGHT WITH A RADIUS OF SEVEN HUNDRED THIRTY AND 15/100 (730.15’) FEET, NINETY SEVEN AND 73/100 (97.73’) FEET TO A POINT;

THENCE ALONG A CURVED LINE TO THE RIGHT WITH A RADIUS OF ONE THOUSAND FIVE HUNDRED THIRTY FOUR AND 53/100 (1,534.53’) FEET, THREE HUNDRED FIFTY THREE AND 80/100 (353.80’) FEET TO A POINT;

THENCE N40 DEGREES-12’-39”W, NINETY NINE AND 38/100 (99.38’) FEET TO A STONE BOUND;

THENCE ALONG A CURVED LINE TO THE LEFT WITH A RADIUS OF ONE THOUSAND FIVE HUNDRED SIXTY AND 01/100 (1,560.01’) FEET, FIVE HUNDRED TWENTY AND 00/100 (520.00’) FEET TO A POINT;

THENCE ALONG A CURVED LINE TO THE LEFT WITH A RADIUS OF SEVEN HUNDRED TWENTY SEVEN AND 91/100 (727.91’) FEET, SEVENTY SIX AND 72/100 (76.72’) FEET TO THE POINT OF BEGINNING, THE LAST FIVE COURSES BEING ALONG NAGOG PARK DRIVE.

SAID PARCEL CONTAINS 11.49 ACRES.

TOGETHER WITH GRANT OF EASEMENTS CONTAINED IN DEED DATED MAY 27, 1982 RECORDED IN BOOK 14625, PAGE 368 IN COMMON WITH OTHERS ENTITLED THERETO.

GRANTOR SPECIFICALLY RESERVES TO ITSELF AND ITS SUCCESSORS AND ASSIGNS RIGHTS IN AND TO THE EASEMENT PARCEL.

SCHEDULE B

1. Any and all provisions of any law, by-law, code, ordinance or governmental rule or regulation.

2. Lien for taxes and assessments not yet due and payable on the Closing Date.

3. Rights of tenants or parties in possession.

4. Any state of facts that an accurate survey or personal inspection of the Property may disclose.

5. All encumbrances, restrictions and exceptions to title as of record appear, except to the extent that the same render title unmarketable and for which no affirmative title insurance is available.

6. Acts done or suffered by Buyer or any person claiming by, through or under Buyer.

7. The items set forth on the attached Schedule B-1.

SCHEDULE B-1 (title policy exceptions)

1.	Defects, liens, encumbrances, adverse claims or other matters, if any, created, first appearing in the public records or attaching subsequent to the effective date hereof but prior to the date the proposed insured acquires for value of record the estate or interest or mortgage thereon covered by this Commitment.

2.	Any stage of facts as would be disclosed by a current Certificate of Municipal Liens; plus unpaid water and sewer charges, if any.

3.	Rights of the tenants, and/or others in possession, if any.

4.	Any liability for mechanics’ or materialmen’s liens.

5.	The exact acreage or square footage being other than as stated in the description sheet annexed or the plan(s) therein referred to.

6.	Graphic omitted.

7.	Graphic omitted.

AFFECTS PARCEL 1 - 100 NAGOG PARK DRIVE

8.	Title to and rights of the public and others entitled thereto in and to so much of the insured Premises lying within the bounds of adjacent streets or ways.

NOTE: Item 4 affects only the appurtenant easements of Parcel 1.

9.	Undefined right of way as reserved in a deed of Charles E. Davis, et ux dated December 26, 1941 recorded in Book 6687, Page 586.

10.	Restrictions and approval requirements set forth in Declaration of Restrictive Covenants by Nagog Development Company dated March 13, 1981 recorded in, Book 14238, Page 59; as amended by a First Amendment dated May 8, 1981 by Nagog Development Company and Setra Systems, Inc. recorded in Book 14286, Page 442; as affected by Certificate of Approval dated May 8, 1981 recorded in Book 14349, Page 530; as affected by Certificate of Approval dated December 1, 1988 recorded in Book 19589, Page 280; and as affected by Confirmation Certificate of Approval dated February 7, 1998 recorded February 9, 1998 in Book 28159, Page 204.

11.	Utility and Grading Easement shown on plan dated August 21, 1989, last revised September 26, 1989, recorded as Plan No. 497 of 1990 in Book 20595, Page 356.

12.	Terms and provisions of Sewage Treatment Agreement dated November 23, 1998 recorded on November 24, 1998 in Book 29418, Page 514.

13.	Slope Easement to Nagog Development Company dated February 7, 1998 recorded in Book 28159, Page 227.

Schedule C

Escrow Conditions

1. The Payment shall be held in escrow by Escrow Agent, in an FDIC-insured bank account (which need not be interest-bearing) at a bank selected by Escrow Agent and reasonably acceptable to Seller and Buyer, on the terms hereinafter set forth provided, however, that until such written approval and a signed IRS Form W-9 is received by the Escrow Agent from both Buyer and Seller, the Deposit shall not be placed into such account. All interest earned on the Deposit shall be deemed to be a part of the Deposit and shall accrue and otherwise be paid in accordance with the provisions of paragraph 7 of the Purchase and Sale Agreement to which this Schedule C is attached and is a part of. Seller and Buyer each agree that Boston Private Bank and Trust Company, Washington Street, Wellesley, MA, is an acceptable bank for purposes of this paragraph. Buyer and Seller agree that such FDIC insurance may not cover or be applicable to the entire balance on deposit in such account and jointly and severally indemnify and hold Escrow Agent harmless with respect to any loss arising from, resulting from or in connection with a lack of insurance upon the Deposit.

2. Capitalized terms shall have the meanings as set forth in this Agreement.

3. If Buyer delivers a Due Diligence Termination Notice before the expiration of the Due Diligence Period, Escrow Agent shall, upon simultaneous or subsequent delivery to Seller by Buyer of all Due Diligence Materials and not before Escrow Agent receives written confirmation of delivery from Buyer and receipt thereof from Seller, deliver the Deposit, together with the interest earned thereon, if any, to Buyer.

4. If (a) after the Due Diligence Period Buyer shall not have delivered a Due Diligence Termination Notice, and (b) Buyer shall not have closed the transactions contemplated under the Agreement by the Closing Date, and (c) Seller delivers to the Escrow Agent and Buyer a 5-day written notice (the “Default Notice”) stating that Seller has not materially breached any of its obligations under the Agreement, then in such event and upon receipt of the Default Notice, the Escrow Agent shall immediately deliver the Deposit to Seller without the need for any approval by Buyer and even despite a potential objection by Buyer, it being agreed that the Escrow Agent may conclusively rely upon the Default Notice and that Buyer’s sole and exclusive remedy, if the Default Notice is incorrect, is against Seller and not against the Escrow Agent. The Escrow Agent will promptly notify Buyer and Seller in writing of its action pursuant to this section.

If Escrow Agent receives written instructions signed by Buyer instructing Escrow Agent to pay the Deposit, together with the interest earned thereon if any, to Seller or if Escrow Agent receives written instructions signed by Seller instructing Escrow Agent to pay the Deposit, together with the interest earned thereon if any, to

Buyer, Escrow Agent shall deliver the Deposit, together with the interest earned thereon if any, in accordance with such instructions.

5. Any notice to Escrow Agent shall be sufficient only if received by Escrow Agent at the address set forth in Paragraph 6 of the Agreement above. All mailings and notices from Escrow Agent to any other party shall be addressed to the party at the address set forth in paragraph 24 of the Agreement.

6. Escrow Agent shall have no duty to invest all or any portion of the Deposit during any period of time Escrow Agent may hold the same prior to disbursement thereof, and any disbursements or deliveries of the Deposit required herein to be made by Escrow Agent shall be with such interest, if any, as shall have been earned thereon. Buyer and Seller understand and agree that the Escrow Agent is under no duty of due diligence with respect to the source or disposition of any funds delivered to it hereunder and the duties of Escrow Agent are limited to safekeeping of the Deposit and the disposition of the same in accordance with the Agreement and the Escrow Conditions, Buyer and Seller warranting and representing to each other and to Escrow Agent that Escrow Agent is acting as an accommodation party only. Escrow Agent shall be under duty to give any funds delivered to it and/or on deposit in connection herewith other than ordinary care.

7. Escrow Agent shall be under no obligation to deliver any instrument or documents to a court or take any other legal action in connection with the Agreement or these Escrow Conditions or towards their enforcement, or to appear in, prosecute or defend any action or legal proceeding which, in Escrow Agent’s opinion, would, could or might involve it in or cause it to incur any cost, expense, loss or liability (including but not limited to attorneys’ fees and costs) unless, as often as Escrow Agent may require, Escrow Agent shall be furnished with security and indemnity satisfactory to it against all such costs, expenses, losses, claims, actions, suits, proceedings, at law or in equity, or liability of any nature whatsoever, all of which costs, expenses, losses and liabilities of each and every nature whatsoever, including, without limitation, attorneys’ fees, costs and disbursements and costs of defending any action, suit or proceeding or resisting any claim shall be reimbursed to Escrow Agent, upon demand, by Buyer and Seller in equal shares and, if payment therefor is not received by Escrow Agent, in full, within 7 business days after demand, Escrow Agent shall be entitled to and is hereby authorized and instructed by Buyer and Seller to deduct all such sums from the Deposit and to pay such monies to itself without any liability of any nature whatsoever to Buyer or Seller therefor and Buyer and Seller hereby, jointly and severally, indemnify and hold Escrow Agent harmless with respect to any such monies so deducted and paid.

8. Escrow Agent shall not be liable for any error or judgment or for any act done or omitted by it in good faith, or for any mistake of fact or law, and is released and exculpated and indemnified and held harmless by Buyer and Seller, jointly and severally, from any and all liability hereunder except for Escrow Agent’s willful misconduct or gross negligence.

9. Escrow Agent’s obligations hereunder shall be as a depository only, and Escrow Agent shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any notice, written instructions or other instrument furnished to it or deposited with it, or for the form of execution of any thereof, or for the identity, authority or rights of any person executing, furnishing or depositing same. If the parties (including the Escrow Agent) shall be in disagreement about the interpretation of this Agreement and/or the provisions regarding Escrow Agent hereunder, or about their respective rights and obligations with respect to the Deposit, or the propriety of any action contemplated or taken by the Escrow Agent and/or Buyer or Seller with respect to the Deposit, or the application or payment of the Deposit, the Escrow Agent shall have the right to hold the Deposit until the receipt of written instructions executed by both Buyer and Seller or a final order of a court of competent jurisdiction and the expiration of applicable appeal periods thereof without any appeal having been filed. In addition, in any such event, the Escrow Agent may, but shall not be required to, file an action or interpleader to resolve the disagreement. The Escrow Agent shall be indemnified, jointly and severally, by Buyer and Seller for all costs and reasonable attorneys’ fees in its capacity as Escrow Agent hereunder and in connection with any such interpleader action and/or any other court proceeding arising out of, related to or in connection with Escrow Agent’s acceptance and/or disposition of the Deposit and/or Escrow Agent’s actions and non-actions pursuant hereto and shall be fully protected, indemnified and held harmless by Buyer and Seller, jointly and severally, in suspending all or part of Escrow Agent’s activities under this Agreement until a final judgment in such interpleader or other action is received, and the expiration of applicable appeal periods without any appeal having been filed.

10. Escrow Agent shall not have any duties or responsibilities except those set forth in this Agreement, and shall not incur any liability of any nature whatsoever to Buyer or Seller specifically in acting upon any signature, notice, instrument, request, waiver, consent, receipt or other paper, instrument, notice or document believed by it to be genuine, and Escrow Agent may assume that any person purporting to give any notice or advice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so. Buyer and Seller hereby jointly and severally indemnify and agree to hold and save Escrow Agent harmless from and against any and all liability, loss, damage, cost or expense of each and every nature whatsoever, including, without limitation, attorneys’ fees, costs and disbursements, which Escrow Agent may suffer or incur as Escrow Agent hereunder unless caused by its gross negligence or willful misconduct.

11. If any party to this Agreement makes a written demand upon Escrow Agent for payment of the Deposit, other than a notice pursuant to Paragraph 4 or Paragraph 5 above, Escrow Agent shall give five (5) days’ written notice to the other parties of such demand and of its intention to pay over such amount to the other party on a stated date. If Escrow Agent does not receive a written objection to the proposed payment before the proposed date for making such payment, Escrow Agent is hereby specifically authorized and directed by Buyer and Seller to make such payment and shall thereupon be released and discharged from any duty or obligation of any nature whatsoever hereunder by all parties hereto and shall have no liability or obligations of any nature whatsoever to Buyer and/or Seller as a result of said payment and shall be indemnified and held harmless by Buyer and Seller, jointly and severally, with respect thereto. If Escrow Agent receives a written objection to such payment before the proposed payment date, Escrow Agent shall continue to hold such amount until otherwise directed by written instruction of all of the parties to this Agreement or by a final judgment of a court of competent jurisdiction and the expiration of all applicable appeal periods without any appeal having been filed. The parties agree that the Escrow Agent shall have the right (but not the obligation) at any time, and is hereby specifically authorized by Buyer and Seller, to deposit the Deposit and any interest accrued and paid thereon with an appropriate court or the clerk thereof, and after making such deposit for such court or clerk and giving written notice of such action to the other parties to this Agreement, Escrow Agent shall have no further obligations, liabilities or responsibilities as Escrow Agent hereunder.

12. Buyer and Seller represent and acknowledge that Escrow Agent is the attorney for the Seller. All of the parties acknowledge and agree that, in the event of any dispute with respect to the Deposit or otherwise in connection with this Agreement, Escrow Agent may continue to represent Seller.

13. Escrow Agent shall be entitled to consult with counsel of its own choice in connection with its duties, rights and obligations hereunder and Buyer and Seller warrant and agree that the Escrow Agent shall have full and complete authorization and protection against any liability of any nature for any and all action(s) and inaction(s) which Escrow Agent takes in accordance with and in reliance upon the opinion of such counsel. The Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment or for any acts or omissions of any kind or nature whatsoever unless caused by its own gross negligence or willful misconduct. Buyer and Seller jointly and severally agree to reimburse Escrow Agent within 7 business days of demand therefor for all costs and expenses incurred by Escrow Agent in performing its duties as Escrow Agent, including, but not limited to, attorneys’ fees (either paid to retained attorneys or amounts representing the fair value of legal services rendered to itself), all of which costs, expenses and liabilities of each and every nature whatsoever, shall be reimbursed to Escrow Agent upon demand by Buyer and Seller in equal shares and, if payment therefor is not received by Escrow Agent, in full, within 7 business days after demand, Escrow Agent shall be entitled to and is hereby authorized by Buyer and Seller to deduct the sum thereof from the Deposit and to pay such monies to itself or others without any liability of any nature whatsoever to Buyer or Seller therefor and Buyer and Seller hereby, jointly and severally, indemnify and hold Escrow Agent harmless with respect to any such monies so deducted and paid.

14. The terms and provisions of this Agreement shall create no right in any person, firm, entity or corporation other than the parties hereto and their respective successors and permitted assigns, and no third party shall have the right to enforce or benefit from the terms hereof.

15. Escrow Agent has executed the Agreement solely in order to confirm that Escrow Agent will hold the Deposit in escrow pursuant to the provisions of the Agreement and these Escrow Conditions.

16. Escrow Agent shall be entitled to reasonable compensation for its services hereunder, such compensation to be paid by Buyer and Seller in equal shares as otherwise provided herein.

17. In case any of the funds held in Escrow by the Escrow Agent shall be attached, garnished or levied upon under any order of court, or delivery thereof shall be stayed or enjoined by any order of court, or other order or decree, made or entered by any court and affecting such funds or any portion thereof or any act of the Escrow Agent, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees entered or issued, whether with or without jurisdiction and notwithstanding that the same shall not have been authorized by Buyer and/or Seller as set forth above. If the Escrow Agent obeys and complies with any such writ, order, judgment, or decree, it shall not be liable to either of the parties hereto, their successors, assigns, or representatives, or to any person, firm, entity or corporation, by reason of such compliance, notwithstanding that any writ, order, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated and Buyer and Seller, jointly and severally, hereby indemnify and hold Escrow Agent harmless for any actions taken pursuant hereto.

18. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. The parties consent to jurisdiction and venue in Massachusetts in a court selected by Escrow Agent in its sole discretion. This Agreement binds the Buyer and Seller and their successors, heirs and assigns. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. To be effective, any amendments to, revisions of, or waivers of any terms or provisions of this Agreement must be in writing and signed by the party against whom such amendments, revisions or waivers are sought to be enforced. If any provision of this Agreement is held unenforceable by a court, the remainder of the Agreement shall remain in full force and effect. If a court holds any provision of this Agreement to be ambiguous, such ambiguity shall be resolved in favor of the Escrow Agent and, as between Buyer and Seller, neutrally, without regard to events of authorship or negotiation. This Agreement may be executed in counterparts, each of which shall be deemed an original.

EXECUTED as an instrument under seal this          day of May, 2005.

Signed, Sealed and Delivered		BUYER:
in the Presence of:		SEACHANGE INTERNATIONAL, INC.

By:	/s/ Claudia Ramelli	By:	/s/ William L. Fielder
Name:	Claudia Ramelli	Name:	William L. Fiedler
Its:	Executive Admin	Its:	Senior Vice President

Signed, Sealed and Delivered	SELLER:
in the Presence of:	LB FEBRUARY 2005
NAGOG PARK DRIVE LLC

By:	By:	/s/ Marguerite Brogan
Name:	Name:	Marguerite Brogan
Its:	Its:	Authorized Signatory

The Escrow Agent is executing this Agreement solely for the purpose of acknowledging receipt of the Deposit and acknowledging and agreeing to be bound by and receive the benefit of the provisions hereof.

Signed, Sealed and Delivered		ESCROW AGENT:
In the Presence of:

By:	/s/ Richard F. Realy	By:	/s/ Stanley A. Brooks, Esq.
Name:	Richard F. Realy	Name:	Stanley A. Brooks, Esq.
Its:		Its:

Date: